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                                                                    Exhibit 99.2


              Itron files patent infringement suit against CellNet


        SPOKANE, Wash.--(BUSINESS WIRE)--Oct. 3, 1996--Itron (NASDAQ:ITRI), a leading provider of automatic meter reading (AMR) services and equipment to the utility industry, announced today that it has filed a patent infringement suit against CellNet Data Systems (NASDAQ:CNDS).

        The suit, filed in the U.S. District Court of Minnesota, claims that CellNet's WAN radio system violates Itron's U.S. Patent No. 5,553,094. This patent issued on Sept. 3, 1996.

        "Itron recognizes the far-reaching implications of this patent," said Johnny Humphreys, Itron's president and CEO. "CellNet has declined to discuss a licensing agreement with Itron. We chose to file suit to protect our intellectual property rights, and we intend to protect our patent rights aggressively from any infringements by other companies."

        Itron serves over 1,300 utilities in more than 40 countries. With headquarters in Spokane, the company has engineering, design, and manufacturing facilities in several U.S. locations and subsidiaries in the United Kingdom, France and Australia. For the 12-month period ending June 30, 1996, Itron earned $10.4 million on revenues of $180 million.

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        CONTACT: Itron
                 Mima Scarpelli, 509/891-3565